CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated February 01, 2018 on the financial statements and financial highlights of Infinity Q Diversified Alpha Fund, a series of shares of beneficial interest in Trust for Advised Portfolios. Such financial statements and financial highlights appear in the August 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
February 01, 2018